SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 19, 2006

MSGI SECURITY SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sale of Equity Securities

On October 19, 2006 the Company entered into a Subscription Agreement with Hyundai Syscomm Corp, a California Corporation, (“Hyundai”) for the sale of 900,000 shares of the Company’s common stock. Subject to the terms and conditions set forth in the Subscription Agreement, Hyundai agrees to purchase from the Company 900,000 shares of common stock in exchange for the Company’s receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, and receipt of a certain pending Sub-Contracting Agreement

Under the terms and conditions set forth in the Subscription Agreement, Hyundai agrees that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company's common stock outstanding (on a pre-transaction basis). Therefore the Company can issue 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock shall be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company’s common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i).

Under the License Agreement, the Company has agreed to license certain intellectual property to Hyundai. Under the Sub-Contracting Agreement, Hyundai will retain the Company as a sub-contractor for the Company’s products and services.

The issuance described above were offered and sold to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The investor is either an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, or a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933.

The foregoing summary is qualified in its entirety by the Form of Subscription Agreement, incorporated herein as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits

(a) N/A
(b) N/A
(c) The following documents are filed herewith as exhibits to this Form 8-K:

Exhibit No.

4.1	Form of Subscription Agreement

99.1	Press Release issued by the Registrant dated October 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: October 25, 2006	By:	/s/ Richard J. Mitchell III
Name: Richard J. Mitchell III, Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.      Description of Exhibit

4.1	Form of Subscription Agreement

99.1	Press Release issued by the Registrant dated October 19, 2006.